Exhibit 99.1

Media Contact:	Investor Contact:
Jaymie Scotto & Associates	Inteliquent
1-866-695-3629	Jim Polson
pr@jaymiescotto.com	1-866-268-4744

FOR IMMEDIATE RELEASE

Inteliquent Announces First Quarter 2012 Financial Results

Highlights

•	Revenue of $70.7 million in 2012, an increase of 6.4% from $66.4 million in Q1’11

•	Voice billed minutes of 34.4 billion, an increase of 8.5% from 31.7 billion minutes in Q1’11

•	Capital expenditures of $9.1 million, an increase of 63.2% from $5.6 million in Q1’11

•	Adjusted EBITDA (a non-GAAP financial measure) of $21.3 million, a decrease of 11.7% from $24.2 million in Q1’11

CHICAGO, May 7, 2012 – Inteliquenttm (Nasdaq: IQNT), a leading provider of global interconnection and interoperability solutions, today announced its financial results for the first quarter ended March 31, 2012.

“Our strategic efforts to invest in our business and expand our products and services continue to pay dividends, as our first quarter results reflect an increased diversification of our revenue streams,” said Ed Evans, Chief Executive Officer of Inteliquent. “During the quarter, we continued to experience growth due to contributions from our terminating voice services, in particular the Access Homing Tandem offering, as well as originating voice services,” he continued. “We believe continued investment in developing and diversifying our product and service offerings provides the path to long-term growth and value creation. Even with this investment, we are pleased that we have been able to generate significant free cash flow in the first quarter.”

First Quarter Results

Revenue increased 6.4% to $70.7 million for the three months ended March 31, 2012, compared to $66.4 million for the three months ended March 31, 2011. The increase in first quarter 2012 revenue was primarily related to an increase in the number of minutes carried over our network as compared to the first quarter of 2011.

Billed minutes increased 8.5% to 34.4 billion minutes for the three months ended March 31, 2012, compared to 31.7 billion minutes for the three months ended March 31, 2011.

Network and facilities expenses for the three months ended March 31, 2012 were $30.5 million, compared to $25.8 million for the three months ended March 31, 2011. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $22.3 million for the three months ended March 31, 2012, compared to $22.8 million for the three months ended March 31, 2011. The slight decrease resulted from higher employee expenses, including additional headcount, which were offset by lower non-cash share-based compensation. During the first quarter of 2011, non-cash share-based compensation was higher due to the Company’s CEO retirement and accelerated vesting of options and non-vested shares.

Depreciation and amortization expense was $7.3 million for the three months ended March 31, 2012, compared to $7.1 million for the three months ended March 31, 2011. Capital expenditures of $9.1 million for the first quarter 2012 include $1.9 million related to Hosted Collaboration Services.

Income from operations for the three months ended March 31, 2012 was $10.7 million, or 15.1% of revenue, compared to $10.7 million for the three months ended March 31, 2011, or 16.1% of revenue.

Pretax income for the three months ended March 31, 2012 was $10.9 million, compared to a pretax income of $12.4 million for the three months ended March 31, 2011. Pretax income of $12.4 million for the three months ended March 31, 2011 includes $1.9 million related to a foreign exchange gain on an intercompany loan.

Income tax expense for the three months ended March 31, 2012 was $4.3 million, compared to $4.2 million for the three months ended March 31, 2011. The effective tax rate for the three months ended March 31, 2012 was approximately 39.0% compared to an effective tax rate of approximately 34.1% for the three months ended March 31, 2011. The increase in the Company’s effective income tax rate was primarily due to changes in the Company’s estimated valuation allowance recorded against its Illinois EDGE credit tax carryforward.

Net income for the three months ended March 31, 2012 was $6.7 million, or $0.21 per diluted share, compared to $8.2 million, or $0.24 per diluted share, for the three months ended March 31, 2011.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2012 was $21.3 million compared to $24.2 million for the three months ended March 31, 2011. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended March 31, 2012 was 30.2%, down from 36.4% for the three months ended March 31, 2011. The decrease in Adjusted EBITDA margin was primarily related to higher network and facilities expense. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Conference Call & Web Cast

The fourth quarter conference call will be held on Monday, May 7, 2012 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-800-762-8779 (within the United States and Canada), or 1-480-629-9818 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on June 7, 2012. To access the replay, dial 1-800-406-7325 (within the United States and Canada), or 1-303-590-3030 (international callers) and enter the conference ID number: 4535088#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market new services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Headquartered in Chicago, Inteliquent (formerly known as Neutral Tandem and Tinet) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit, Ethernet and hosted service solutions to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 120 Ethernet sites worldwide, the company is the largest global Ethernet interconnection provider, a top 5 global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND US SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$70,696	$66,418

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	30,515	25,819
Operations	11,551	9,419
Sales and marketing	4,034	3,359
General and administrative	6,738	10,058
Depreciation and amortization	7,300	7,106
Gain on disposal of fixed assets	(105)	(6)

Total operating expense	60,033	55,755

Income from operations	10,663	10,663

Other (income) expense:
Interest income	(3)	(13)
Other (income) expense	(13)	14
Foreign exchange gain	(227)	(1,763)

Total other income	(243)	(1,762)

Income before income taxes	10,906	12,425
Provision for income taxes	4,251	4,241
Net income	$6,655	$8,184

Net income per share:
Basic	$0.21	$0.24

Diluted	$0.21	$0.24

Weighted average number of shares outstanding:
Basic	31,664	34,251

Diluted	32,058	34,695

Total Comprehensive income	$9,357	$12,947

NEUTRAL TANDEM, INC. AND US SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$97,749	$90,279
Receivables, net of allowance of $2,018 and $1,929, respectively	45,182	46,991
Deferred income taxes-current	2,648	3,227
Other current assets	8,881	6,655

Total current assets	154,460	147,152
Property and equipment—net	76,166	75,045
Intangible assets-net	28,853	28,644
Goodwill	49,584	48,137
Restricted cash	962	962
Other assets	2,752	2,870

Total assets	$312,777	$302,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,009	$13,792
Accrued liabilities:
Taxes payable	1,928	2,567
Circuit cost	10,073	8,743
Rent	1,610	1,525
Payroll and related items	3,905	4,366
Other	3,938	2,640

Total current liabilities	32,463	33,633
Other liabilities	2,166	1,693
Deferred income taxes-noncurrent	6,307	7,806

Total liabilities	40,936	43,132
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,802,728 shares and 31,520,121 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	32	32
Additional paid-in capital	187,820	185,014
Less treasury stock, at cost; 3,083,446 in 2012 and no shares in 2011	(50,103)	(50,103)
Accumulated other comprehensive loss	(1,644)	(4,346)
Retained earnings	135,736	129,081

Total shareholders’ equity	271,841	259,678

Total liabilities and shareholders’ equity	$312,777	$302,810

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$6,655	$8,184
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	7,300	7,106
Deferred income taxes	(965)	(663)
Gain on disposal of fixed assets	(105)	(6)
Non-cash share-based compensation	3,116	6,582
Gain on intercompany foreign exchange transactions	(326)	—
Excess tax deficiency associated with share-based payments	62	98
Changes in assets and liabilities:
Receivables	2,400	(1,827)
Other current assets	(1,973)	184
Other noncurrent assets	64	(1,919)
Accounts payable	(1,305)	(1,000)
Accrued liabilities	1,265	2,258
Noncurent liabilities	428	(14)

Net cash flows from operating activities	16,616	18,983

Cash Flows From Investing Activities:
Purchase of equipment	(9,122)	(5,590)
Proceeds from sale of equipment	100	6

Net cash flows from investing activities	(9,022)	(5,584)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	8	94
Restricted shares withheld to cover employee taxes paid	(256)	(597)
Excess tax deficiency associated with share-based payments	(62)	(98)

Net cash flows from financing activities	(310)	(601)

Effect of exchange rate changes on cash	186	153

Net Increase In Cash And Cash Equivalents	7,470	12,951
Cash And Cash Equivalents—Beginning	90,279	106,674

Cash And Cash Equivalents—End	$97,749	$119,625

Supplemental Disclosure Of Cash Flow Information:
Cash paid for taxes	$6,508	$349

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$4,635	$4,433

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation and foreign exchange gain on intercompany loans. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation and foreign exchange gain on intercompany loans. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2012	2011	2012 (1)
Net income	$6,655	$8,184	$24,500
Interest expense(income), net	(3)	(13)	—
Provision for income taxes	4,251	4,241	20,000
Depreciation and amortization	7,300	7,106	31,000

EBITDA	$18,203	$19,518	$75,500
Foreign exchange gain on intercompany loan	—	(1,945)	—
Non-cash share-based compensation	3,116	6,582	12,000

Adjusted EBITDA	$21,319	$24,155	$87,500

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the full year 2012 estimated range announced by the Company on March 14, 2012.